UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following is a transcript of an interview by Jim Cramer of Vlad Coric, Chief Executive Officer of Registrant, which originally aired on CNBC on May 10, 2022.

Jim Cramer
When stocks get too cheap, big companies start making takeover bids. This morning we learned that Pfizer is buying Biohaven Pharmaceutical for $148.50 per share- a huge premium from the ADP dollar price where it closed yesterday. I gotta tell you, I love this deal for both companies. Pfizer has been printing money with its COVID vaccine, but it's losing some major pads so in the next few years needs to bolster its pipeline. As for Biohaven, this one's personal. For a few years now, I've been using the breakthrough acute migraine drug Nurtec ODT, which is a remarkable drug, and it's changed my life. It's one of the reasons why I've been a fan of the stock and endlessly told you to buy it even if it’s been hammered in recent months. So what does it mean for the company going forward? What's it mean for the patients? What does it mean for the shareholders? Dr. Vlad Coric, the chairman, CEO of Biopharmaceutical. Dr. Coric, congratulations on the sale and welcome back to Mad Money.

Vlad
Thanks a lot Jim I really appreciate it.

Jim Cramer
So Vlad you and I both knew that this market was much bigger than anybody realized. Were you surprised that Pfizer used the billion-person number?

Vlad
Jim, I have to say this is a great day for patients and shareholders because this continues our mission for patients to deliver the only all in one therapy Nurtec ODT for patients. Pfizer recognized the value of this franchise that I think you have for many years now been advocating. And they are a global drug development powerhouse that's going to bring this drug to even more patients.

Jim Cramer
I think it's amazing. You were instrumental as the chief spokesman for American Migraine Foundation. You were a great help to me because you explain to people early on migraine is not headache. Migraine is not headache. You've said it over and over again. And the people who treat those who have migraine as having headaches demean them. Tell us what this drug does for people both before now and during migraine.

Vlad
So Jim, this is the only all in one therapy that can treat a migraine acute attack and then prevent the next episode. And it's been a game changer in this area. I think you know firsthand and thank you for your advocacy through the American Migraine Foundation and the number of patients that have learned about Nurtec ODT, because you've talked about these novel therapies. And I think what we've seen is that this has grown into one of the most important class of therapies for people suffering from migraine. And I think Pfizer's deal today represents a continuation and putting this drug in their hands to bring it to even more patients.

Jim Cramer
And particularly women patients who have been I think, very discriminated against because if they say they have, they're afraid to say they have a headache, even though it's migraine. I've got in front of me something I took. I took Tylenol extra strength and took Advil liquid gels. I took Excedrin I took all these they did nothing. I take a drug called Aimovig. I gave myself the shot today. But there's four days where I'm not covered. Those are four days where I always, always, always have migraine. Got up Saturday morning, knew I had migraine, took Nurtec, 15 minutes later, no no migraine. And yet how many days do they study migraine at med school Vlad, how many?

Vlad
Migraine at med school is something that we studied and for many years didn't have these type of tools. And what's exciting is that now we have something better. And what's remarkable, Jim, as you know is the number of people who haven't heard of these therapies yet right?

Jim Cramer
Vlad, almost no one has. I mean, now look, you quarter was stunning. But I keep going to people and I always have to carry it with me because I have to do it. If I feel like 15 minutes before it comes on I gotta pop one. So I always have it in my pocket. But Vlad, this was the first quarter where your sales really started reflecting that maybe the word is getting out.

Vlad
The word is starting to get out. But Jim when you look at the numbers, there are over 300,000 physicians in the US who still write for the older triptans and have not yet written for one oral CGRP. That's not acceptable. We have to bring the modern day a novel therapies to those patients and Pfizer really is the best company to build upon our work and unlock the potential of this franchise and bring it to the patients who are still in need.

Jim Cramer
Well, I want to compliment you. You never once when you, when you came on the show and you announced the deal, you never said that Pfizer might not ever buy you. You didn't say that you did say you want to help as many patients as possible. You can't do it. You're too small. Pfizer can. I think Pfizer globally is going to make this into one of the 10 largest drugs in the history of the world.

Vlad
I agree, Jim. I think this is going to be one of the most important primary care drugs and in addition to that it is going to change the way migraine is treated and set a new standard of care. There has never been before one drug that can both treat your migraine and prevent the next and I'm really looking forward to seeing the team at Pfizer really encourage patients to learn about this and tap into the full potential of CGRP agents.

Jim Cramer
Well, look, I want to congratulate you Vlad, Dr. Coric, because you've been the leader. You've changed a lot of people's lives. This is an amazing medicine, and you deserve, you and your shareholders deserve every penny that you got today. Thank you so much for being on Mad Money.

Vlad
Thank you, Jim, appreciate your advocacy.

Jim Cramer
Oh, any time. People, particularly women, must be treated fairly. End the discrimination against women with migraine. Stay with Cramer.

Disclosure Notice
This communication contains forward-looking information about Pfizer’s proposed acquisition of the Company, the Company’s related spin-off of its development stage pipeline compounds and the Company’s commercial and pipeline portfolio, including rimegepant and zavegepant, expected best-in-class and growth potential, that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by the Company’s shareholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; risks related to diverting management’s attention from the Company’s ongoing business operation; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the Company’s common shares and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition, spin-off or the Company’s business; risks and costs related to the implementation of the separation of the Biohaven Research Ltd., including timing anticipated to complete the separation and any changes to the configuration of the businesses included in the separation if implemented; the risk that the integration of the Company and Pfizer will be more difficult, time consuming or costly than expected; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; whether and when drug applications may be filed in particular jurisdictions for rimegepant or zavegepant or any other investigational products; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product's benefits outweigh its known risks and determination of the product's efficacy and, if approved, whether rimegepant, zavegepant or any such other products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of rimegepant, zavegepant or any such other products; uncertainties regarding the impact of COVID-19; and competitive developments.
You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business described in the “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results” sections of its Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”), all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. The Company does not give any assurance that it will achieve its expectations.

Additional Information and Where to Find It
In connection with the proposed transaction, the Company will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s shareholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at the Company’s shareholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on the Company’s website at https://www.biohavenpharma.com/investors.

No Offer or Solicitation
This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation
The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in its proxy statement for its 2022 annual meeting of shareholders, which was filed with the SEC on March 11, 2022. Other information regarding participants in the proxy solicitations in connection with the proposed transaction, and a description of any interests that they have in the proposed transaction, by security holdings or otherwise, will be included in the proxy statement described above. These documents are available free of charge at the SEC’s web site at www.sec.gov and by going to Biohaven’s website at https://www.biohavenpharma.com/investors.